Exhibit 99.3

Connecture, Inc. Enters into a Definitive Agreement to be Acquired

Francisco Partners to Take Company Private

BROOKFIELD, Wis. — January 4, 2018 — Connecture, Inc. (OTCQX: CNXR), a provider of web-based information systems used to create health insurance marketplaces, today announced that it has entered into a definitive agreement to be acquired by entities affiliated with the global private equity firm, Francisco Partners.

The transaction has been approved unanimously by Connecture’s Board of Directors upon the recommendation of a Special Committee of independent, outside directors. Under the terms of the agreement, entities affiliated with Francisco Partners have agreed to pay $0.35 per share for each share of Connecture common stock not held by Connecture’s existing preferred investors, Francisco Partners and Chrysalis Ventures, and their affiliates. Upon completion of the transaction, Connecture will become a privately-held company owned by Francisco Partners, Chrysalis Ventures and their affiliates, which have all agreed to roll their existing equity into the acquiring company. The agreement includes a 45 day “go shop” period, although there can be no assurance that this process will result in a superior proposal. Francisco Partners and Chrysalis Ventures, which together own approximately 70% of the combined voting power of Connecture’s outstanding voting shares, have signed a voting and support agreement to support the transaction and any potential superior proposal.

“This transaction comes after a transformational year for our company and we look forward to the next phase,” remarked Jeff Surges, President and CEO of Connecture. The closing of the transaction is subject to customary closing conditions, including regulatory approvals and the affirmative vote by a majority of the outstanding shares of Connecture’s capital stock voting together as a single class at a to-be-scheduled special meeting of stockholders. The transaction is expected to close in the first half of calendar 2018.

The Special Committee that negotiated and recommended the transaction has retained Houlihan Lokey and Raymond James as its financial advisors and Potter Anderson & Corroon LLP as its legal advisor. DLA Piper LLP (US) is serving as legal advisor to Connecture. Francisco Partners’ legal advisor is Kirkland & Ellis LLP.

About Connecture

Connecture (OTCQX: CNXR) is a leading web-based consumer shopping, enrollment and retention platform for health insurance distribution. Connecture offers a personalized health insurance shopping experience that recommends the best fit insurance plan based on an individual’s preferences, health status, preferred providers, medications and expected out-of-pocket costs. Connecture’s customers are health insurance marketplace operators such as health plans, brokers and exchange operators, who must distribute health insurance in a cost-effective manner to a growing number of insured consumers. Connecture’s solutions automate key functions in the health insurance distribution process, allowing its customers to price and present plan options accurately to consumers and efficiently enroll, renew and manage plan members.

About Francisco Partners

Francisco Partners is a leading global private equity firm, which specializes in investments in technology and technology-enabled services businesses. Since its launch over 17 years ago, Francisco Partners has raised over $14 billion in committed capital and invested in more than 200 technology companies, making it one of the most active and longstanding investors in the technology industry. The firm invests in opportunities where its deep sectoral knowledge and operational expertise can help companies realize their full potential.

Additional Information and Where to Find It

In connection with the merger, Connecture, Inc. (the “Company”) intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the merger. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE MERGER THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE MERGER. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the merger (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at the Company’s website http://www.connecture.com or by writing to the Company’s Secretary at 18500 W. Corporate Dr., Suite 250, Brookfield, WI 53045.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement on Schedule 14A filed with the SEC on April 24, 2017 and the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. To the extent that such individuals’ holdings of the Company’s common stock have changed since the amounts printed in the Company’s proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the identity of the potential participants, and their direct or indirect interests in the merger, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the merger.

Forward-Looking Statements

This communication, and the documents to which the Company refers you in this communication, contains not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Except for the historical statements contained herein, the foregoing release may contain forward-looking information, including the timing of the transaction and other information relating to the transaction. Without limiting the foregoing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements, the expected completion and timing of the transaction, and other information relating to the transaction involve risks and uncertainties, including activities, events or developments that the Company expects, believes or anticipates will or may occur in the future. You should read statements that contain these words carefully. They discuss the Company’s future expectations or state other forward-looking information and may involve known and unknown risks over which the Company has no control. Those risks include (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of the common stock of the Company, (ii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the merger agreement by the stockholders of the Company and the receipt of regulatory approvals from various domestic governmental entities (including any conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental entities may deny approval, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the risk that the definitive merger agreement may be terminated in circumstances that require the Company to pay a termination fee, (v) the effect of the announcement or pendency of the transaction on the Company’s business relationships, operating results and business generally, (vi) risks that the proposed transaction disrupts current plans and operations, (vii) risks related to diverting management’s attention from the Company’s ongoing business operations, and (viii) the outcome of any legal proceedings that may be instituted against the Company related to the merger agreement or the transaction. Forward-looking statements speak only as of the date of this communication or the date of any document incorporated by reference in this document. Further risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements are described in the Company’s filings with the SEC, including but not limited to the risks described in the Company’s Annual Report on Form 10-K for its year ended December 31, 2016 and Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2017. The forward-looking statements contained in this press release reflect the Company’s current views with respect to future events, and the Company assumes no obligation to update or revise any forward-looking statements except as required by applicable law.

Media Contact:

Jeff Hyman

Channel Marketing Director

Connecture, Inc.

Phone: 818-415-2569

jhyman@connecture.com